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                                  Contact:  Scott LaPorta
                                            702-699-5030
                                            310-205-4331

          PARK PLACE ENTERTAINMENT CORPORATION COMMENCES DEBT TENDER OFFER


          LAS VEGAS, Nevada, November 9, 1998 -- Park Place Entertainment Corporation ("Park Place") today announced that it is commencing a cash tender offer for the $450 million aggregate outstanding principal amount of 10 1/8% First Mortgage Notes due 2003 (CUSIP no. 385269 AA 3) (the "Securities") of Grand Casinos, Inc. ("Grand").


          The purchase price for each $1,000 principal amount of Securities validly tendered and accepted for purchase will be determined by reference to the yield on the 5 5/8% U.S. Treasury Note due November 30, 1999 (the "Reference Security") as of 2:00 p.m., New York City time, on the tenth business day immediately preceding the expiration date of the offer, plus 75 basis points. Based on the 4.824% yield on the Reference Security on November 6, 1998 and an assumed payment date of December 14,1998, the hypothetical purchase price for the Securities would have been 109.011% (expressed as a percentage of principal amount), including the consent fee but excluding accrued and unpaid interest. The tender offer is scheduled to expire at 9:00 a.m., New York City time, on December 9, 1998, unless extended.


          In conjunction with the tender offer, Park Place is also soliciting consents from the registered holders of the Securities to effect certain amendments to the indenture under which the Securities were issued. Only holders who tender their Securities and consent to the amendments by the consent date identified in the tender offer materials will receive a consent fee of $15 per $1,000 principal amount of Securities tendered.


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          The tender offer is part of the refinancing related to Grand's pending merger with a wholly owned subsidiary of Park Place. Immediately prior to the merger, Hilton Hotels Corporation ("Hilton") will distribute all of the common stock of Park Place to its stockholders (the "Hilton Distribution") and Grand will distribute all of the common stock of Lakes Gaming, Inc., which will consist of Grand's non-Mississippi assets, to its shareholders (the "Grand Distribution"). Following the Hilton and Grand Distributions and the merger, Park Place will own and operate Hilton's gaming business, as previously operated by Hilton, and Grand's Mississippi casino business. Upon completion of the transactions, Park Place will have a significant presence in the three largest gaming markets in the United States (Nevada, New Jersey and Mississippi) and will also have properties in other U.S. and international jurisdictions.


          In connection with the merger, it is currently anticipated that Grand's 9% Senior Notes due 2004 (the "9% Notes") will be defeased immediately prior to the Grand Distribution. Subsequent to the merger, the redemption provisions of the indenture under which the 9% Notes were issued will be invoked resulting in the principal amount plus the applicable make whole premium (anticipated to be based on a price to yield the applicable treasury rate plus 75 basis points) being payable to holders 30 days thereafter.


          Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is the dealer manager and solicitation agent for the tender offer. Information concerning the calculation of the purchase price of the Securities will be available from DLJ at the followings numbers: (212) 892-2964 (call collect) or
(800) 334-1604 (toll free). Requests for assistance or additional sets of the offering materials may be directed to the information agent, D.F. King & Co., Inc. at (800) 848-3409.



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          This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents, with respect to the Securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 9, 1998.


          Park Place Entertainment Corporation will be the world's largest gaming company, as measured by casino square footage and revenues and will be the only casino gaming company with a leading presence in Nevada, New Jersey and Mississippi -- the three largest gaming markets in the U.S. In 1999, the company will have 18 gaming properties located throughout the United States and in Australia and Uruguay, with a total of 1.4 million square feet of casino space and more than 23,000 hotel rooms.


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